Exhibit 99.1
ADMA Biologics, Inc. and Subsidiary
(A Development Stage Enterprise)

Index

Page

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets December 31, 2010 and 2009	F-3

Consolidated Statements of Operations Years Ended December 31, 2010 and 2009 and the Period from June 24, 2004 (Date of Inception) through December 31, 2010	F-4

Consolidated Statements of Changes in Stockholders' Equity (Deficiency) Years Ended December 31, 2010 and 2009 and the Period from June 24, 2004 (Date of Inception) through December 31, 2010	F-5

Consolidated Statements of Cash Flows Years Ended December 31, 2010 and 2009 and the Period from June 24, 2004 (Date of Inception) through December 31, 2010	F-7

Notes to Consolidated Financial Statements	F-8

Report of Independent  Registered Public Accounting Firm

The Stockholders
ADMA Biologics, Inc.

We have audited the accompanying consolidated balance sheets of ADMA Biologics, Inc. and Subsidiary (A Development Stage Enterprise) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders' equity (deficiency) and cash flows for the years then ended and the period from June 24, 2004 (date of inception) through December 31, 2010. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with  the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ADMA Biologics, Inc. and Subsidiary as of December 31, 2010 and 2009, and their results of operations and cash flows for the years then ended and for the period from June 24, 2004 (date of inception) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that ADMA Biologics, Inc. and Subsidiary will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred losses from operations, has no revenue, and has a working capital and stockholders' deficiency. These matters, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans regarding these matters also are described in Note 1. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ J.H. Cohn LLP

Roseland, New Jersey
December 9, 2011, except for the matters discussed in Note 11, which are as of February 13, 2012

ADMA BIOLOGICS, INC. AND SUBSIDIARY (a development stage enterprise) CONSOLIDATED BALANCE SHEETS December 31, 2010 and 2009

ASSETS
Current Assets	2010	2009

Cash and Cash Equivalents	$228,971	$2,754,058
Inventories	3,390,455	3,157,634
Prepaid Expenses	64,781	80,441
Total Current Assets	3,684,207	5,992,133

Property and Equipment at Cost, Net	1,081,159	1,298,177

Other Assets

Restricted Cash	426,963	426,963
Deposits	12,577	12,577
Total Other Assets	439,540	439,540

Total Assets	$5,204,906	$7,729,850

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities

Accounts Payable	$842,178	$288,760
Accrued Expenses	242,398	372,189
Accrued Interest	650,301	87,534
Current Portion of Leasehold Improvement Loan	9,669	8,840
Convertible Notes Payable - Related Parties (Net of debt discount of $184,185 in 2010)	7,115,815	5,000,000
Total Current Liabilities	8,860,361	5,757,323

Deferred Rent Liability	171,975	194,166
Leasehold Improvement Loan	99,262	108,997

Total Liabilities	9,131,598	6,060,486

Commitments and Contingencies

Stockholders' Equity (Deficiency)

Preferred Stock - $.001 par value, 3,400,000 shares authorized,
3,386,454 shares issued and outstanding with a liquidation preference of $21,114,465 and $19,924,465 at December 31, 2010 and 2009, respectively	3,386	3,386
Common Stock - $.001 par value, 6,500,000 shares authorized,
351,535 shares issued and outstanding	352	352
Additional Paid-In Capital	19,974,125	19,622,469
Deficit Accumulated During the Development Stage	(23,904,555)	(17,956,843)
Total Stockholders' Equity (Deficiency)	(3,926,692)	1,669,364

Total Liabilities and Stockholders' Equity (Deficiency)	$5,204,906	$7,729,850

See notes to consolidated financial statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31, 2010 and 2009
and the Period from June 24, 2004 (Date of Inception) through December 31, 2010

	Year Ended December 31,	Year Ended December 31,	Cumulative Period From June 24, 2004 (Inception) to December 31,
	2010	2009	2010
Costs and expenses

Research and development expenses	$2,193,838	$3,867,644	$13,932,682

Plasma center operating expenses	1,876,644	2,472,330	4,802,357

General and administrative expenses	1,425,951	1,441,204	5,339,078

Total Operating Expenses
and Loss from Operations	5,496,433	7,781,178	24,074,117

Other income (expense)

Other income	244,479	-	244,479
Interest income	10,235	52,283	731,202
Interest expense	(705,993)	(100,126)	(806,119)

Total Other Income (Expense)	(451,279)	(47,843)	169,562

Net Loss	$(5,947,712)	$(7,829,021)	$(23,904,555)

Net Loss per Share -
Basic and Diluted	$(16.92)	$(22.27)

Weighted Average Number of
Shares Outstanding - Basic and Diluted	351,535	351,535

See notes to consolidated financial statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
Years Ended December 31, 2010 and 2009
and the Period from June 24, 2004 (Date of Inception) through December 31, 2010

						Deficit
						Accumulated
					Additional	During the
	Preferred Stock		Common Stock		Paid-in	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Total

Issuance of founders’ shares ($0.07 per share) issued June 24, 2004			15	$-	$100	$-	$100

Recapitalization pursuant to reverse merger			351,520	352	(352)	-	-

Cash contributed by stockholder			-	-	2,050,000	-	2,050,000

Net loss for the period from June 24, 2004 (date of inception) to December 31, 2004			-	-	-	(107,808)	(107,808)
Balance - December 31, 2004			351,535	352	2,049,748	(107,808)	1,942,292

Net loss for the year ended December 31, 2005			-	-	-	(199,060)	(199,060)
Balance - December 31, 2005			351,535	352	2,049,748	(306,868)	1,743,232

Net loss for the year ended December 31, 2006			-	-	-	(545,266)	(545,266)
Balance - December 31, 2006			351,535	352	2,049,748	(852,134)	1,197,966

Cash contributed by stockholder			-	-	492,818	-	492,818

Sale of Series A Preferred stock in July 2007 at $5.02 per share	3,386,454	$3,386	-	-	16,996,614	-	17,000,000

Stock based compensation	-	-	-	-	22,500	-	22,500

Net loss for the year ended December 31, 2007	-	-	-	-	-	(3,639,316)	(3,639,316)
Balance - December 31, 2007	3,386,454	3,386	351,535	352	19,561,680	(4,491,450)	15,073,968

Stock based compensation	-	-	-	-	25,980	-	25,980

Net loss for the year ended December 31, 2008	-	-	-	-	-	(5,636,372)	(5,636,372)
Balance - December 31, 2008	3,386,454	3,386	351,535	352	19,587,660	(10,127,822)	9,463,576

Stock based compensation	-	-	-	-	34,809	-	34,809

Net loss for the year ended December 31, 2009	-	-	-	-	-	(7,829,021)	(7,829,021)
Balance - December 31, 2009	3,386,454	3,386	351,535	352	19,622,469	(17,956,843)	1,669,364

Stock based compensation	-	-	-	-	34,809	-	34,809

Beneficial conversion charge	-	-	-	-	316,847	-	316,847

Net loss for the year ended December 31, 2010	-	-	-	-	-	(5,947,712)	(5,947,712)
Balance - December 31, 2010	3,386,454	$3,386	351,535	$352	$19,974,125	$(23,904,555)	$(3,926,692)

See notes to consolidated financial statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY
(a development stage enterprise)
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010 and 2009
and the Period from June 24, 2004 (Date of Inception) through December 31, 2010

	Year Ended December 31,	Year Ended December 31,	Cumulative Period From June 24, 2004 (Inception) to December 31,
	2010	2009	2010
Cash Flows from Operating Activities
Net Loss	$(5,947,712)	$(7,829,021)	$(23,904,555)
Adjustments to reconcile net loss
to net cash used in operating activities:
Depreciation and Amortization	220,201	201,094	467,713
Stock Based Compensation	34,809	34,809	118,098
Amortization of Debt Discount	132,662	-	132,662
Changes in operating assets and liabilities
Increase in Inventories	(232,821)	(93,495)	(3,390,455)
(Increase) Decrease in Prepaid Expenses	15,660	(38,171)	(64,781)
(Increase) Decrease in Other Assets		46,816	(439,540)
Increase in Accounts Payable	553,418	30,717	842,178
Increase (Decrease) in Accrued Expenses	(129,791)	(680,154)	242,398
Increase in Accrued Interest	562,767	-	650,301
Increase (Decrease) in Deferred Rent Liability	(22,191)	(22,190)	171,975

Net Cash Used in Operating Activities	(4,812,998)	(8,349,595)	(25,174,006)

Cash Flows from Investing Activities
Purchase of Investments			(5,029,990)
Proceeds from Maturity of Investments	-	5,029,990	5,029,990
Purchase of Equipment	(3,183)	(247,588)	(1,548,872)

Net Cash Provided by (Used in) Investing Activities	(3,183)	4,782,402	(1,548,872)

Cash Flows from Financing Activities
Proceeds from sale of Series A Convertible preferred stock	-	-	17,000,000
Cash contributed by stockholder	-	-	2,542,918
Proceeds from Leasehold Improvement Loan		-	125,980
Proceeds from Convertible Notes Payable	2,300,000	5,000,000	7,300,000
Payments of Leasehold Improvement Loan	(8,906)	(8,143)	(17,049)

Net Cash Provided by Financing Activities	2,291,094	4,991,857	26,951,849

Net Increase (Decrease) in Cash and Cash Equivalents	(2,525,087)	1,424,664	228,971

Cash and Cash Equivalents, Beginning of Period	2,754,058	1,329,394	-

Cash and Cash Equivalents, End of Period	$228,971	$2,754,058	$228,971

SUPPLEMENTAL DISCLOSURES:

Interest paid	$10,564	$12,592	$23,156

See notes to consolidated financial statements.

ADMA BIOLOGICS, INC. AND SUBSIDIARY

(a development stage enterprise)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2010 AND 2009

1.	ORGANIZATION AND BUSINESS

ADMA Biologics, Inc. (the “Company”), a development stage enterprise, was incorporated on July 9, 2007, in the State of Delaware.  On July 16, 2007, the Company, formerly named ADMA Temp, Inc., entered into an agreement and plan of merger (the “Agreement”) with ADMA Biologics, Inc. (“ADMA NJ”), which was incorporated on June 24, 2004 in the State of New Jersey.  ADMA NJ was a development stage company engaged in developing and commercializing human plasma-derived products, with its first and second product being a human immunoglobulin.  As of January 2008, one of these products has been cleared by the Food and Drug Administration (FDA) to commence Phase II clinical trials.

Pursuant to the Agreement, the Company acquired 100% of the outstanding capital stock of ADMA NJ.  In connection with the merger, the Company subsequently changed its name to ADMA Biologics, Inc. and increased its authorized common stock to 6,500,000 shares and its authorized preferred stock to 3,400,000 shares. Under the terms of the Agreement, the stockholders of ADMA NJ exchanged all of their issued and outstanding shares of common stock for 351,535 shares of the Company’s common stock (the “Exchange”).

The 351,535 shares of common stock represented 100% of the ownership interests in the Company following the merger. The Exchange resulted in the stockholders of ADMA NJ having control of the Company, representing a recapitalization of the Company, or a “reverse merger” rather than a business combination.

In connection therewith, the Company’s historical capital accounts were retroactively adjusted to reflect the equivalent number of shares issued by the Company in the Exchange while ADMA NJ’s historical accumulated deficit was carried forward. The statement of operations reflects the activities of ADMA NJ from the commencement of its operations on June 24, 2004.

On April 3, 2008, the Company formed a wholly-owned subsidiary, ADMA Biologics Centers of Georgia, for the purpose of operating plasma collection centers.  The subsidiary is a Delaware corporation operating in Georgia.

As a development stage enterprise, the Company's primary efforts are devoted to conducting research and development of human plasma-derived products for the treatment of specific disease states. As the Company has limited capital resources and has experienced net losses and negative cash flows from operations since inception and expects these conditions to continue for the foreseeable future, the Company has needed to raise capital from the sales of its securities to sustain operations. As of December 31, 2010, the Company had approximately $.2 million in cash and cash equivalents. Management believes that cash and cash equivalents as of December 31, 2010 are not sufficient to fund operations for the next twelve months. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The Company will be required to obtain loans or raise additional funds to meet long-term obligations and continue operations. There can be no assurance that such funds, if available at all, can be obtained on terms acceptable to the Company.

In addition to the normal risks associated with a new business venture, there can be no assurance that the Company's research and development will be successfully completed or that any product will be approved or commercially viable. The Company is subject to risks common to companies in the biotechnology industry including, but not limited to, dependence on collaborative arrangements, development by the Company or its competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, and compliance with FDA and other governmental regulations and approval requirements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following comprises the Company's significant accounting policies:

Basis of presentation

The accompanying consolidated financial statements include the accounts of ADMA Biologics, Inc. and its wholly-owned subsidiary ADMA Biologics Centers of Georgia. All significant intercompany transactions and balances have been eliminated in consolidation. The Company's financial statements are presented as statements of a development stage enterprise. The Company's primary operations since inception have been devoted to the research and development of human plasma-derived products. No operating revenue has been generated. As a result, the financial statements are presented in accordance with Accounting and Reporting by Development Stage Enterprises.

Cash and cash equivalents

The Company considers all highly-liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Plasma inventories are carried at the lower of cost or market value determined on the first-in, first-out method.  Physical inventories are conducted at the end of each year and perpetual records are adjusted accordingly.  Once the plasma is processed to a finished good for ongoing trials it is then expensed to research and development. Inventory at December 31, 2010 and 2009 consists of raw materials.

Research and development costs

The Company expenses all research and development costs as incurred including plasma and equipment for which there is no alternative future use. Such expenses include licensing fees and costs associated with planning and conducting clinical trials.

Use of estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include valuation of inventory, assumptions used in the fair value of stock-based compensation, and the allowance for the valuation of future tax benefits.

Concentration of credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents.   At December 31, 2010, the Company maintained balances over the FDIC limit by approximately $230,000.

Property and equipment

Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the asset's estimated useful life, which is five to ten years.  Leasehold improvements are amortized over the lesser of the lease term or their estimated useful lives.

Income taxes

From June 24, 2004 to July 16, 2007, the Company elected to be taxed as an S corporation for both Federal and State income tax reporting purposes.  Accordingly, the taxable income or loss related to that period was includable in the personal income tax returns of the stockholders.

Effective July 16, 2007, the Company was merged into a C corporation and adopted guidance issued for Accounting for Income Taxes which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined on the basis of the difference between the tax basis of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. The Company records a valuation allowance on its deferred income tax assets if it is more likely than not that these deferred income tax assets will not be realized.

The Company adopted the new accounting guidance for uncertainty in income taxes on January 1, 2007. The adoption of that guidance did not result in the recognition of any unrecognized tax benefits and the Company has no unrecognized tax benefits at December 31, 2010 and 2009. The Company's U.S. Federal and state income tax returns prior to fiscal year 2007 are closed and management continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings.

The Company will recognize interest and penalties associated with tax matters as income tax expense.

Earnings (Loss) Per Share

Net loss per share is determined in accordance with the two-class method.  This method is used for computing basic net loss per share when companies have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the Company.  Under the two-class method, net loss is allocated between common shares and other participating securities based on their participation rights in both distributed and undistributed earnings.  The Company’s Series A convertible preferred stock are participating securities, since the stockholders are entitled to share in dividends declared by the board of directors with the common stock based on their equivalent common shares.

Basic net loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period.  Because the holders of the Series A convertible Preferred Stock are not contractually required to share in the Company’s losses, in applying the two-class method to compute basic net loss per common share no allocation to preferred stock was made for the years ended December 31, 2010 and 2009.

Diluted net loss per share is calculated by dividing net loss applicable to common stockholders as adjusted for the effect of dilutive securities, if any, by the weighted average number of common stock and dilutive common stock outstanding during the period.  Potential common shares include the shares of common stock issuable upon the exercise of outstanding stock options and a warrant (using the treasury stock method) and the conversion of the shares of Series A convertible preferred stock (using the more dilutive of the (a) as converted method or (b) the two –class method).  Potential common shares in the diluted net loss per share computation are excluded to the extent that they would be anti-dilutive.  No potentially dilutive securities are included in the computation of any diluted per share amounts as the Company reported a net loss for all periods presented.  Potentially dilutive securities that would be issued upon conversion of convertible notes, conversion of Series A convertible preferred stock, and the exercise of outstanding warrants and stock options were 1.8 million and 1.4 million as of December 31, 2010 and 2009, respectively.

Stock-based compensation

The Company follows recognized accounting guidance which requires all stock-based payments, including grants of stock options, to be recognized in the Statement of Operations as compensation expense, based on their fair values on the grant date. The estimated fair value of options granted under the Company’s 2007 Employee Stock Option Plan (“Plan”) are recognized as compensation expense over the option-vesting period.

During the years ended December 31, 2010 and 2009, the Company recorded stock-based compensation expense to employees and a consultant of $34,809.

The fair value of employee options granted was determined on the date of grant using the Black-Scholes model. The Black-Scholes option valuation model was developed for use in estimating the fair value of publicly traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The Company's employee stock options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Because there is no public market for the Company's stock and very little historical experience with the Company's stock options, a small similar publicly traded company was used for comparison and expectations as to assumptions required for fair value computation using the Black-Scholes methodology. Accordingly, the Company's stock price volatility is expected to be 72% and the expected term of options outstanding is 6.25 years. For options granted in 2008, the Company used a risk-free interest rate of 3.364% which corresponded to the expected term on the date of grant for each option contract. The Company's dividend yield has been assumed at 0% as the Company has not paid any dividends on common stock since its inception and does not anticipate paying dividends on its common stock in the foreseeable future.

Guidance for stock-based compensation requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The Company currently estimates there will be no forfeitures of options.

Fair value of financial instruments

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, and accounts payable are shown at cost which approximates fair value due to the short-term nature of these instruments.

Subsequent events

The Company evaluated subsequent events through December 9, 2011, the date the financial statements were available to be issued, except for the matters discussed in Note 11, which are as of February 13, 2012.

In February, May, June, and August 2011, the Company received an aggregate of $1,100,000 of additional funding for operations from stockholders under terms substantially similar to previous convertible loan agreements. In September and October 2011, the Company received an aggregate of $200,000 from the issuance of nonconvertible notes to stockholders with a stated interest rate of 18% and a December 31, 2011 maturity date;  these notes were repaid in October 2011.

3.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

	2010	2009
Lab and office equipment	$467,492	$464,309
Computer software	141,277	141,277
Leasehold improvements	940,103	940,103
	1,548,872	1,545,689
Less: accumulated depreciation and amortization	(467,713)	(247,512)
	$1,081,159	$1,298,177

The Company recorded depreciation and amortization expense of $220,201 and $201,094 for the years ended December 31, 2010 and 2009, respectively.

4.	LEASEHOLD IMPROVEMENT LOAN

In connection with the lease of commercial real estate by the Company’s wholly owned subsidiary for the operation of the plasma collection center, the Company borrowed $125,980 from the lessor to pay for leasehold improvement costs in excess of the allowance provided for in the lease agreement.  The loan bears interest at 9% and is payable in 120 monthly installments of $1,596 maturing December 31, 2019.  Principal maturities under the loan are as follows:

2011	$9,669
2012	10,577
2013	11,569
2014	12,654
2015	13,841
Thereafter	50,621
Total	$108,931

5.	CONVERTIBLE NOTES PAYABLE TO SIGNIFICANT STOCKHOLDERS

The Company has issued senior secured convertible promissory notes to significant stockholders pursuant to the terms of Note Purchase Agreements.  The outstanding principal and interest under the notes are due and payable upon the earliest to occur of:  (i) December 31, 2011 (as amended); (ii) the date on which the Company consummates a preferred stock financing in which the gross proceeds to the Company total at least $10,000,000 (“Qualified Financing” as defined in the Notes); and (iii) the occurrence of an Event of Default (as defined in the Notes), the first of these three events to occur referred to as the “Maturity Date”.  Interest accrues on the outstanding principal at the stated rate and is payable on the Maturity Date.

Issue Date	Principal Amount	Interest Rate	Convertible Price	Convertible Into	Warrants Issued
Aug-09	$2,500,000	9%	$15.24941	Preferred Series A-1
Dec-09	2,500,000	9%	$15.24941	Preferred Series A-1
Jun-10	1,800,000	12%	$13.55240	Preferred Series A-2	52,730
Dec-10	500,000	10%	$13.55240	Preferred Series A-2
	$7,300,000

If all or any of the principal and accrued interest thereon remains outstanding prior to the date of a Qualified Financing, those amounts shall automatically convert into shares of the Company’s preferred stock at the lower of (a) the price per share paid by investors in the Qualified Financing or (b) the stated Conversion Price.

Any principal and accrued interest thereon that remains outstanding will convert into preferred shares at the stated conversion price if immediately prior to the Maturity Date, a Qualified Financing has not occurred and the Company does not have sufficient cash on hand to repay the outstanding balance in full.  The Series A-1 and A-2 Preferred Stock shall have the same rights and privileges as the Company’s Series A Preferred Stock and shall be senior to the Series A Preferred Stock in liquidation preference.

If the principal amounts due under these notes are repaid on the Maturity Date, the payees have the option to convert all of the accrued interest into shares of Series A Preferred Stock determined by dividing the interest by the Conversion Price.

In the Event of a Default, the interest rate stated on the notes shall be increased by three percent (3%) per annum. The Notes are collateralized by all of the assets of the Company.

In connection with the issuance of these Notes, the Company issued stock purchase warrants expiring in June 2020 to existing common and preferred stockholders to purchase 52,730 shares of common stock at an exercise price of $.07 per share. Such warrants vested immediately and can be exercised at any time up to the expiration date.  No warrants were exercised in 2010.

The following table summarizes information about warrants outstanding as of December 31, 2010 and 2009:

	Number Of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance Outstanding - December 31, 2009	-
Warrants Issued	52,730	$0.07	9.5 years

Balance Outstanding - December 31, 2010	52,730	$0.07	9.5 years
Warrants vested and expected to vest	52,730	$0.07	9.5 years
Exercisable - December 31, 2010	52,730	$0.07	9.5 years

6.	STOCKHOLDERS’ EQUITY

The Company was originally organized as an S corporation and issued 15 shares of stock at a par value of $.07 each. On July 16, 2007, the Company merged into a C corporation and, concurrent with this election, each of the shares of stock of the terminating S corporation converted into 23,435.67 shares of common stock of the C corporation, resulting in a total of 351,535 shares outstanding. Since the shareholders of the S corporation became the majority shareholders of the C corporation, this was accounted for as a reverse merger.  Accordingly, the pre-merger financial statements of the S corporation have become the historical financial statements of the C corporation.

Upon conversion of the Company from an S corporation to a C corporation, the Company increased its authorized common stock to 6,500,000 shares with a par value of $.001 per share and authorized 3,400,000 shares of Series A preferred (Series A shares), with a par value of $.001 per share. On July 17, 2007, the Company completed a private placement and raised gross proceeds of $17,000,000 from the sale of 3,386,454 Series A convertible preferred shares at a sale price of $5.02 per share.

The Series A Preferred Shares have the following rights and preferences:

Dividends

From and after the date of their issuance, dividends at the rate per annum of $0.3514 per share shall accrue on Series A Preferred shares.  The Company is under no obligation to pay such accruing dividends.  However, dividends on the Preferred Shares shall be cumulative from the date of issuance and shall be paid before any dividends on shares of any other class of stock of the Company.  No such dividends were declared prior to December 31, 2010.  As of December 31, 2010 and 2009, $4,117,726 and $2,927,726, respectively, in dividends had accumulated on the Series A shares.

Conversion

The holders of the Series A Preferred Shares have the right to convert their shares to common stock at any time at an initial conversion price of $34.14 per share.  In certain situations, the Preferred Shares are protected from dilution by future issuances of common stock at less than the Series A Preferred Share conversion price.  At December 31, 2010, the conversion price was $25.30 per share under these anti-dilution provisions.

The Company is required, at all times, to reserve a sufficient number of shares of common stock to effect the conversion of all outstanding shares of preferred stock.

Liquidation preference

Upon liquidation or dissolution of the Company, the holders of the Series A shares are entitled to be paid an amount per share equal to the Series A Original Issue Price ($5.02 per share) plus the cumulative unpaid dividends and any other dividends declared but unpaid.

Voting

The stockholders of the Series A Preferred Shares vote together with all other classes of stock as a single class on matters presented to the stockholders of the Company. Each holder of Series A Preferred Shares is entitled to a number of votes (one vote) equal to the number of whole shares of common stock into which the Series A Preferred Shares of such holder are convertible as of the record date for determining stockholders to vote on such matters, except with respect to certain corporate actions, which require a fifty percent (50%) approval of the then outstanding Series A Preferred Shares. The holders of record of the Series A shares, as a separate class, are entitled to elect two directors of the five-member Board of the Company.  One of the two “Series A Directors” shall serve as Chairman of the Board.  The holders of record of the common stock are also entitled to elect two directors.

7.	RELATED PARTY TRANSACTIONS

The Company leases an office building and equipment from an entity owned by related parties on a month-to-month basis.  Rent expense amounted to $96,539 and $82,104 for the years ended December 31, 2010 and 2009, respectively.

The Company maintains deposits and other accounts at a bank which is less than 5%-owned by related parties and where a stockholder is a member of the Board of Directors of the bank.

The Company owes $7,300,000 to existing common and preferred stockholders under senior secured convertible promissory notes and nonconvertible promissory notes at December 31, 2010.  Interest in the amount of $650,301 and $87,534 has been accrued on these notes as of December 31, 2010 and 2009, respectively.  Subsequent to the year end, there were additional borrowings of $1,300,000 from the Company’s existing common and preferred stockholders.

8.	COMMITMENTS AND CONTINGENCIES

Lease commitments

Effective June 1, 2008, the Company entered into a 10-year lease for commercial space in a Georgia office building, commencing October 1, 2008. The lease provides for annual rent increases and renewal options at market rent.  Rent expense under this lease was approximately $140,000 in both 2010 and 2009.

Future minimum lease payments for each of the five years ending December 31 and thereafter are as follows:

2011	$148,562
2012	152,247
2013	156,058
2014	159,995
2015	164,026
Thereafter	471,985
$1,252,873

Irrevocable letter of credit

On May 27, 2008, the Company established a $426,963 Standby Letter of Credit in favor of a landlord to guarantee payment under the Georgia office building lease. The entire amount under this letter of credit is maintained in a restricted cash account as of December 31, 2010 and 2009.  The letter of credit expires on September 30, 2018.

Purchase commitments

In 2008, the Company entered into an agreement with Biotest Pharmaceuticals for the purchase of plasma pursuant to which the Company will purchase plasma to be utilized in its clinical trials. In 2010 and 2009, the Company purchased $244,937 and $676,763, respectively, of plasma under this agreement. The amount of plasma the Company is committed to purchase is equal to the amount of plasma collected before the cancellation of the agreement.  The agreement expired on March 31, 2011.

9.	STOCK OPTIONS

On July 16, 2007 (the “Effective Date”), the Company's Board and stockholders adopted the 2007 Employee Stock Option Plan (the “Plan”). The Plan has been adopted as a means of attracting, motivating, and retaining the best available personnel for positions of substantial responsibility within the Company. Under the Plan, the initial maximum number of options to acquire shares of the Company's common stock that were available for issuance to Optionees was 94,853.

The Plan provides for the Board or a Committee of the Board (the “Committee”) to grant Awards to Optionees and to determine the exercise price, vesting term, expiration date and all other terms and conditions of the Awards, including acceleration of the vesting of an Award at any time. All options granted under the Plan are intended to be non-qualified options (“NQO”) unless specified by the Committee to be incentive stock options (“ISO”), as defined by the Internal Revenue Code. NQOs may be granted to employees, consultants or Board members at an option price not less than the fair market value of the common stock subject to the Stock Option Agreement.

As of December 31, 2010 and 2009, there were 11,471 options available for grant under the Plan.

The following table summarizes information about stock options outstanding as of December 31, 2010 and 2009:

	Number Of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance Outstanding -December 31, 2009	80,441	$3.40	7.7 years
Options issued	3,676	$1.70
Options forfeited	(735)	$3.40

Balance Outstanding -December 31, 2010	83,382	$3.33	6.8 years
Options vested and expected to vest	83,382	$3.33	6.8 years
Exercisable-December 31, 2010	68,275	$3.33	6.8 years

The total remaining unrecognized compensation cost related to vested awards amounts to $27,776 and is expected to be recognized in 2011 and 2012.

10.	INCOME TAXES

A reconciliation of income taxes at the U.S. federal statutory rate to the provision for income taxes is as follows:

	Year ended December 31,
	2010	2009
Benefit at US federal statutory rate	$(2,022,222)	$(2,661,867)
State taxes - deferred	(315,792)	(415,835)
Increase in valuation allowance	2,670,864	3,611,850
Research and development credits	(332,850)	(534,148)
Provision for income taxes	$-	$-

	Year ended December 31,
	2010	2009
Deferred tax assets:
Federal and State net operating loss carryforwards	$7,612,221	$5,521,313
Federal and State research credits	1,793,953	1,461,103
Total Gross deferred tax assets	9,406,174	6,982,416
Less: valuation allowance for deferred tax assets	(9,406,174)	(6,982,416)
Net deferred tax assets	$-	$-

As of December 31, 2010, the Company had federal and state net operating loss carryforwards of approximately $19.6 million and $16.2 million, respectively, The Company also had federal and state research and development tax credit carryforwards of approximately $1.2 million and $0.6 million, respectively.  The net operating loss carryforwards and tax credits will expire at various dates beginning in 2027 if not utilized.

During the year ended December 31, 2010, the Company received a Federal Research and Development Grant in the amount of $244,479 under Section 48D of the Internal Revenue Code for a Qualified Therapeutic Discovery Project.

In January 2011, the Company received approximately $321,000 from the sale of net operating loss and research and development credit carryforwards under the NJ EDA Technology Business Tax Certificate Transfer Program.

11.	SUBSEQUENT EVENTS

In December 2011, the corporate charter was amended to increase the authorized capital from 6,500,000 to 16,800,000 common shares and from 3,400,000 to 8,221,678 preferred shares.

Subsequent to September 30, 2011, we issued additional notes to significant stockholders and raised $300,000, and notes in the aggregate principal amount of $400,000 were repaid.

On December 22, 2011, $8,150,000 of notes payable to significant stockholders plus accrued interest were converted to Series A Preferred Stock at a conversion rate of $13.5224 per share resulting in the issuance of 4,835,224 additional shares of Series A Preferred Stock. The note holders also exercised 57,342 warrants in a cashless transaction for 57,054 shares of common stock and cancelled warrants for an additional 586 shares of common stock. The due date on all remaining notes payable to significant stockholders was extended from December 31, 2011 to March 31, 2012.

In January 2012, the Company received $617,615 in net proceeds from the sale of NJ net operating losses through the NJ EDA Technology Business Tax Certificate Transfer Program.

On February 13, 2012, in connection with, and immediately prior to the closing of the Merger (as defined below), the Company completed a private placement (the “PIPE”) of 1,828,128 shares of the Company’s common stock at a price per share of $9.60 to accredited investors, for gross proceeds to the Company of $17,550,029 pursuant to a securities purchase agreement (the “Securities Purchase Agreement”).    In lieu of repayment of senior secured promissory notes in the aggregate principal amount of $250,000 (plus $12,740 in accrued interest), the aggregate amount of unpaid principal and interest on the notes was invested by the holders of such notes in the PIPE in exchange for shares of the Company’s common stock.  The net cash proceeds from the PIPE, after the payment of all expenses related to the PIPE and the Merger, are approximately $15.2 million, not including in such proceeds the senior secured promissory notes that were satisfied in exchange for shares of the Company’s common stock in the PIPE.

Pursuant to the terms of the Securities Purchase Agreement, for a period ending on the earlier to occur of (a) 18 months following the closing of the PIPE or (b) such date that R&R Acquisition VI, Inc., a Delaware corporation (“ParentCo”) has sold in one or more transactions (other than exempt issuances as defined in the agreement) securities having an aggregate purchase price of at least $5 million, if ParentCo sells any Common Stock or Common Stock equivalents for a price less than $9.60 (a “Dilutive Issuance”), each PIPE investor will be given the right to subscribe, for $0.01 per share, for such number of additional shares of Common Stock equal to (x) the total subscription amount paid by the investor in the PIPE divided by the price per share of Common Stock paid (or payable per share of Common Stock in the case of Common Stock equivalents) by investors in connection with the Dilutive Issuance, less (y) the total number of shares of Common Stock purchased by such investor at the closing of the PIPE and any such additional shares of Common Stock acquired under this right. ParentCo must use commercially reasonable efforts to complete a financing transaction pursuant to which it would sell Common Stock or Common Stock equivalents resulting in gross proceeds of at least $5 million within 18 months of the closing of the PIPE (the “First Follow-On Financing”).

Burrill Capital Fund IV, LP (“Burrill”), Aisling Capital II, LP (“Aisling”), and Jerrold and Adam Grossman and their related entities (the “Grossman Group”), referred to as the “Lead Investors,” purchased 885,417, 458,334 and 114,584 shares of the Company’s common stock, respectively, for approximately $8,500,000, $4,400,000 and $1,100,000, respectively.   $262,740 in consideration paid by Aisling and the Grossman Group was in the form of secured promissory notes in lieu of cash.  The Company has agreed to reimburse the Lead Investors for their reasonable costs (including legal fees and expenses) up to a maximum of $70,000.   The Lead Investors, and the Company’s officers and directors, agreed not to sell, transfer or otherwise dispose of any of their Common Stock or securities convertible, exercisable or exchangeable for Common Stock for a period of 180 days following the closing of the PIPE.  In addition, with respect to any Lead Investor, until such time that such Lead Investor owns less than 50% of the shares of Common Stock that it received in the Merger in exchange for the shares of common stock that it owned immediately following the closing of the PIPE, if the Company proposes to offer any shares of its equity securities, or securities or debentures exchangeable for or convertible into additional shares of its equity securities for the purpose of financing its business (other than shares issued to employees, directors and consultants in the form of stock or options, shares issued upon exercise, exchange or conversion of any securities issued in the PIPE or outstanding as of the date of the Securities Purchase Agreement, shares issued pursuant to strategic agreements, shares offered to the public pursuant to an underwritten public offering, or other customary exclusions), the Company will offer such Lead Investor the right to participate in any such offering on the same terms and conditions otherwise available to investors therein, to the extent of an amount at least equal to their beneficial ownership percentage at the time of such offer.

In the event ParentCo is unable to raise at least $5 million in the First Follow-On Financing, then Burrill, Aisling and the Grossman Group will subscribe to purchase $1.5 million, $2.0 million and $0.5 million, respectively, which amounts will decline proportionately if ParentCo raises more than $1 million in addition to the amounts contributed by such Lead Investors.

In connection with the PIPE and the Merger, ParentCo agreed, pursuant to a registration rights agreement (the “Registration Rights Agreement”), to register on a registration statement (the “Investor Registration Statement”) the resale of the shares of Common Stock issued prior to the filing of the Investor Registration Statement, including the shares of Common Stock issued in the Merger in exchange for the shares of common stock issued in the PIPE and the shares of Common Stock owned by ParentCo’s pre-Merger stockholders, as well as the resale of the shares of Common Stock issuable upon exercise of the warrants issued to the placement agent in the Merger in exchange for the Placement Agent Warrants (as defined below).  The securities the resale of which is required to be registered on the Investor Registration Statement are referred to as the “Registrable Securities.”  To effect this registration, ParentCo is obligated to file the Investor Registration Statement with the SEC no later than 45 days following the completion of the Merger and the Investor Registration Statement shall be declared effective by the SEC within 180 days following the completion date of the Merger (240 days in case of a full review by the SEC).  If, among other events, the Investor Registration Statement is not filed within such 45-day period, is not declared effective within 180 days after the completion date of the Merger (240 days in the case of a full review by the SEC), or ceases to remain effective for more than 10 consecutive trading days or any 15 trading days during any 12-month period, ParentCo is required to pay in cash to the investors in the PIPE an amount per month equal to one percent of the investors’ subscription amount for Registrable Securities still held by the investors, until the Investor Registration Statement is filed, declared effective or continues to be effective (as the case may be).  This payment is subject to a maximum of (i) one percent of the investors’ subscription amount for Registrable Securities still held by the investors if ParentCo is diligently using its best efforts to have the Investor Registration Statement declared effective and the delays associated with the effectiveness of the Investor Registration Statement are the result of either continuing comments from or delays in reviewing by the SEC and (ii) ten percent of the investors’ subscription amount for Registrable Securities still held by the investors in all other cases.

If the SEC informs ParentCo that all of the securities required to be registered on the Investor Registration Statement cannot, as a result of the application of Rule 415 under the Securities Act, be registered for resale as a secondary offering on a single registration statement, ParentCo will use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the SEC, covering the maximum number of such securities permitted to be registered by the SEC.   In such case, ParentCo will not be required to make payments in cash to the investors in the PIPE with respect to securities exceeding such maximum number if the registration statement is not declared effective within the time periods listed above.

ParentCo agreed to make such filings as are necessary to keep the Investor Registration Statement effective until the date on which all of the Registrable Securities have been sold or are saleable pursuant to Rule 144 (“Rule 144”) or its other subsections (or any successor thereto) under the Securities Act.  ParentCo is obligated to bear registration expenses (exclusive of transfer taxes, underwriters' discounts and commission) of all such registrations required.

The stockholders of the Company also have registration rights with respect to the shares of Common Stock issued in the Merger in exchange for shares of the Company’s common stock and shares of Common Stock issuable upon exercise of options they hold, pursuant to the Investors’ Rights Agreement.  They have agreed to waive their piggy back registration rights with respect to the Investor Registration Statement; however, they will be entitled to require the filing of a resale registration statement pursuant to the Investors’ Rights Agreement.

Under the terms of the Securities Purchase Agreement, the Company is obligated to cause securities to be delivered to non-affiliates without any restrictive legends if the resale of such securities has been registered, such securities have been sold pursuant to Rule 144 or, in certain circumstances, if such securities are eligible for sale under Rule 144.  If the Company fails to do so, it is obligated to pay to the investor, for each $1,000 of shares, $1 per trading day, increasing to $2 per trading day five trading days after such damages have begun to accrue, until unrestricted certificates are delivered.  In addition, if the Company fails to satisfy the current public information requirement under Rule 144(c), then the Company is obligated to pay to an investor, for any delay in or reduction of its ability to sell the securities, an amount equal to 1% of the aggregate subscription amount of such investor’s securities on the date of such current public information failure and on every 30th day thereafter (prorated for shorter periods) until the failure is cured or public information is no longer required for a Rule 144 sale.

Rodman & Renshaw, LLC (the “Placement Agent”) acted as the exclusive placement agent in connection with the PIPE.  The Company paid the Placement Agent a cash fee for its services equal to 7% of the aggregate offering price paid by each investor in the PIPE, other than with respect to certain investors.  As additional compensation, the Company issued the Placement Agent warrants (the “Placement Agent Warrants”) to purchase 87,865 shares of common stock of the Company.  The Placement Agent Warrants, which were exchanged for warrants of ParentCo in the Merger, are exercisable at $9.60 per share of Common Stock at any time beginning on August 11, 2012 and ending on February 12, 2017.  The Company also agreed to reimburse the Placement Agent for up to $100,000 of expenses it incurs in connection with the PIPE and to indemnify it against certain liabilities in connection with the PIPE.

On February 13, 2012, ParentCo entered into the a merger agreement (the “Merger Agreement”) with the Company and ADMA Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”).  Upon closing of the Merger, Acquisition Sub was merged with and into the Company, and the Company, as the surviving corporation in the Merger, became a wholly-owned subsidiary of ParentCo.  ParentCo’s corporate name was changed to ADMA Biologics, Inc. and the name of the Company was changed to ADMA Plasma Biologics, Inc.

In connection with the Merger and pursuant to the terms of the Merger Agreement:

- all of the then issued and outstanding shares of the Company’s common stock, including the common stock issued in the PIPE and including the shares of the Company’s Series A preferred stock, which were converted into common stock immediately prior to and as part of the Merger, were automatically exchanged into 4,601,270 shares of common stock of ParentCo, par value $0.0001 per share (the “Common Stock”) at a 1:1 exchange ratio;

- all warrants, options and other rights to purchase or acquire shares of the Company’s common stock outstanding immediately prior to the Merger, including the Placement Agent Warrants and including the additional options granted to Adam S. Grossman under his new employment agreement, were converted into warrants, options or other rights, as the case may be, to purchase an aggregate of 383,380 shares of Common Stock at the same exercise prices; and

- 2,446,967 of the 2,500,000 shares of Common Stock held by the stockholders of ParentCo immediately prior to the Merger were canceled such that these stockholders now hold 53,033 shares of Common Stock, not including the 87,865 shares issuable upon exercise of the Placement Agent Warrants, held by an affiliate of one of such stockholders.

Immediately prior to the Merger and the transactions described above, (i) 3,386,454 shares of Series A Preferred Stock of the Company were converted into 11,243,748 shares of the Company’s common stock after giving effect to cumulative anti-dilution adjustments and accrued dividends, and 4,835,224 shares of the Company’s Series A Preferred Stock issued in December 2011 upon the conversion of convertible notes were converted into an equal number of shares of the Company’s common stock and (ii) the shares of common stock of the Company were reverse split at a ratio of 1-for-6.8 (the “Reverse Split”).  The consolidated financial statements were adjusted to give retroactive effect to the Reverse Split.

As part of the Merger, ParentCo assumed certain of the Company’s obligations under an investors’ rights agreement, dated July 17, 2007, by and among the Company and its stockholders (the “Investors’ Rights Agreement”), assumed the Company’s obligations under the Securities Purchase Agreement, and assumed the Company’s 2007 Employee Stock Option Plan.

After an increase in authorized shares under the 2007 Plan in connection with the Merger, the Company currently has options to purchase 295,515 shares of Common Stock issued and outstanding under the 2007 Plan and has reserved for future issuance under the 2007 Plan an additional 265,685 shares of Common Stock.

For accounting purposes, the Merger was accounted for as a reverse acquisition, with the Company as the accounting acquiror (legal acquiree) and ParentCo as the accounting acquiree (legal acquiror), effectively a recapitalization of the Company.

On February 13, 2012, the Company entered into a new employment agreement with its President and Chief Executive Officer, Adam S. Grossman, which has an initial term of three (3) years, with automatic three (3) year renewal periods unless notice is provided 90 days in advance.  The employment agreement provides that Mr. Grossman (i) will initially be paid $350,000 annually beginning on the date on which the Merger closed (the “Effective Date”); (ii) is eligible for an annual cash bonus, the target of which is $100,000, based upon the attainment of certain performance objectives mutually agreed to by the Board of Directors and Mr. Grossman;  (iii) was to be granted on the Effective Date options to purchase shares of Common Stock representing 4% of the Company’s equity on a fully diluted basis (options to purchase 212,134 shares of Common Stock at an exercise price of $9.60 were granted pursuant to this provision) and (iv) is eligible to participate in the Company's standard benefits package.  All options granted to Mr. Grossman were issued under the Company’s stock option plan and vest over a four year period, with 25% of the options vesting on the Effective Date, and the remaining 75% vesting in equal monthly installments over the following 48 months of continued employment (full vesting on the fourth anniversary of the Effective Date), subject to accelerated vesting (i) upon a “change of control” (as defined in the agreement) of the Company of all options if Mr. Grossman is terminated by the Company or its successor for any reason other than cause or by Mr. Grossman for “good reason” (as defined in the agreement) immediately preceding or within two years thereafter and (ii) of that portion of the options that would have vested over the one year period following the date of termination upon a termination of employment by the Company without cause or by Mr. Grossman for good reason or as a result of death or disability.  Mr. Grossman also received a bonus in connection with his 2011 performance, including in connection with the PIPE and Merger, of $50,000 on the date on which the Merger closed.  The Company is obligated to reimburse Mr. Grossman for up to $10,000 in legal expenses incurred in connection with the employment agreement.